Exhibit 2.1

Execution Version

AMENDMENT
TO
SHARE PURCHASE AGREEMENT

            This AMENDMENT TO SHARE PURCHASE AGREEMENT (this “Amendment”) is entered into as of August 21, 2018, by and among Silicon Valley Technology Partners, Inc. (formerly Silicon Valley Technology Partners LLC), a Delaware corporation (“Purchaser”), Overland Storage, Inc., a California corporation (the “Company”), and Sphere 3D Corp., a corporation organized under the laws of Ontario (“Seller”).

RECITALS

            WHEREAS, Purchaser, Company, and Seller are parties to that certain Share Purchase Agreement, dated as of February 20, 2018 (the “Purchase Agreement”; capitalized terms used but not defined herein have the respective meanings set forth in the Purchase Agreement);

            WHEREAS, pursuant to Section 8.3 of the Purchase Agreement, the parties may cause the Purchase Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of Purchaser and Seller; and

            WHEREAS, the parties desire to amend the Purchase Agreement as provided in this Amendment.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.

Amendment to Section 8.1(b). Section 8.1(b) of the Purchase Agreement shall be amended by deleting the reference to “one hundred eighty days (180) days” and replacing it with “three hundred (300) days”.

2.

No Other Amendments. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect in accordance with its terms.

3.

Governing Law; Consent to Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, and subject to the dispute resolution provisions contained in Section 10.7 of the Purchase Agreement.

4.	Counterparts. This Amendment may be executed in one or more counterparts, including by facsimile or electronic transmission, which shall together constitute one agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Share Purchase Agreement to be executed by their duly authorized respective officers as of the date first written above.

SILICON VALLEY TECHNOLOGY PARTNERS, INC.

By:	/s/ Eric Kelly
Name:	Eric Kelly
Title:	Chief Executive Officer

OVERLAND STORAGE, INC.

By:	/s/ Peter Tassiopoulos
Name:	Peter Tassiopoulos
Title:	Director

SPHERE 3D CORP.

By:	/s/ Duncan McEwan
Name:	Duncan McEwan
Title:	Director

[Signature Page to Amendment to Share Purchase Agreement]